Exhibit 21.1

List of Subsidiaries of Sirona Dental Systems Inc.

—Sirona Dental Services GmbH, Bensheim, Germany

—Sirona Dental Systems GmbH, Bensheim, Germany

—Sirona Immobilien GmbH, Bensheim, Germany

—Schick Technologies Inc., New York

—Sirona Holding Inc., Delaware

—Sirona Dental Systems LLC, Delaware

—Sirona Dental Systems Ltd., London, England

—Sirona Dental Systems SAS, Paris, France

—Sirona Dental Systems K.K., Tokyo, Japan

—Sirona Dental Systems (Foshan) Co., Ltd., China

—Nitram Dental a/s, Risskov, Denmark

—SiCAT Verwaltungs GmbH, Bonn, Germany

—SiCAT GmbH & Co. KG, Bonn, Germany

—Sirona Dental Systems Trading (Shanghai) Co. Ltd, China

—Sirona Verwaltungs GmbH, Bensheim, Germany

—Sirona Dental Systems Pty. Ltd., Sydney, Australia

—Cyfex AG, Zurich, Switzerland (minority shareholding)

—Sirona Bermuda Hold Co, LLC

—Sirona Bermuda Holdings LP

—Sirona Dental GmbH, Salzburg, Austria

—Sirona Bermuda I Ltd.

—Sirona Bermuda II Ltd.

—FONA s.r.l., Milan, Italy

—Sirona Dental Systems s.r.l., Verona, Italy

—Sirona Technologie GmbH & Co. KG, Bensheim, Germany

—Sirona Holding GmbH, Salzburg, Austria

—HiCAT GmbH, Bonn, Germany (minority shareholding)

—Sirona Dental Systems Korea, Ltd., Seoul, Republic of Korea

—Sirona Dental Comércio de Produtos e Sistemas Odontológicos Ltda., São José, Brazil

—FONA Dental s.r.o., Bratislava, Slovakia

—Sirona Dental Systems (HK) Ltd., Hong Kong, China

—Sirona Dental Systems O.O.O., Moscow, Russia

—Sirona Dental Limited Sirketi, Istanbul, Turkey

—Arges Imaging Inc., California

—infiniDent Services GmbH, Darmstadt, Germany